                                                                   Exhibit 10.15


                                LICENSE AGREEMENT


         LICENSE AGREEMENT dated as of June 1, 1998, between THE NAHDREE GROUP, LTD., a Delaware corporation (the "Company) and NNCS, INC., a New York corporation ("Licensor").

         WHEREAS, Licensor is the owner of the trademark "Nahdree" and has registered, applied for the registration of or proposes to apply for the registration of such trademark in various jurisdictions throughout the world; and

         WHEREAS, Licensee is engaged in the business of designing, manufacturing, distributing and promoting apparel and other products, and desires to acquire the right to use the aforesaid trademark in connection with such activities and the right to sublicense said trademark; and

         WHEREAS, subject to the terms and conditions of this Agreement, Licensor is willing to grant the license provided herein;

         NOW, THEREFORE, the parties hereto, in consideration of the premises hereof and other good and valuable consideration, hereby agree as follows:

                                        I

                                   DEFINITIONS

         DEFINITIONS. The following terms used herein shall have the meanings given to such terms below.

                  "This Agreement" means this License Agreement between Licensor and Licensee.

                  "Company" means The Nahdree Group, Ltd., a Delaware corporation.

                  "License" means the license granted by Licensor to Licensee pursuant to Section 2.1.

                  "Licensee" means the Company and its subsidiaries.

                  "Licensor" means NNCS, Inc., a New York corporation.

                  "Nahdree Logo" means the logo comprising a slanted line from top left to lower right, combined with the word "Nahdree."

                  "Percentage Royalties" means (i) during the fiscal year ending May 31, 1999, 1% of Revenues collected by Licensee during such fiscal year, (ii) during the fiscal year ending May 31, 2000, 1-1/2% of Revenues collected by Licensee during such fiscal year, and (iii) thereafter, 2% of the first $100 million of Revenues and 2.75% of all additional Revenues collected by Licensee during any such fiscal year.

                  "Revenues" means all revenues of Licensee from the sale of products by Licensee.

                  "Royalties" means Percentage Royalties and Shared Royalties.

                  "Shared Royalties" means all Royalties collected by or for the benefit of Licensee pursuant to sublicenses pursuant to which Licensor shall have sublicensed the Trademark as contemplated in Section 2.2 hereof.

                  "Sublicensed Products" are any products sublicensed by Licensee to any Unaffiliated Person pursuant to the authority to sublicense granted to Licensee pursuant to Section 2.1 hereof, regardless whether such products fall within a category of products covered by any extant registration or application for registration of the Trademark granted by or filed with any filing jurisdiction within the Territory.

                  "Term hereof" means the period of 15 fiscal years of Licensee ending on May 31, 2013, subject to the rights of renewal and termination, as provided in Article VIII hereof.

                  "Territory" means the world.

                  "Trademark" means the trademark "Nahdree" and any variations thereof, including the Nahdree Logo.

                  "Unaffiliated Person" means any person other than an a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.



                                       II

                                     LICENSE

         2.1. GRANT OF LICENSE. Licensor hereby grants to Licensee the exclusive rights (i) to use the Trademark in the Territory in connection with the manufacture or importing, sale, distribution and promotion of Subject Products,
(ii) to grant to Unaffiliated Persons as sublicenses the right to use the Trademark in connection with the manufacture or importing, sale, distribution and promotion of Sublicensed Products, and (iii) to use the name "Nahdree" and the Nahdree Logo on documents and items identifying Licensee, including letterheads, business cards and promotional materials. Licensor agrees that it shall not use, and shall not grant a license or sublicense to any third party to use, the Trademark or the Nahdree Logo in connection with manufacturing or importing, selling, distributing and promoting any products in the Territory, regardless whether such products are identical or similar to Subject Products or Sublicensed Products, except for the purposes of this Agreement.

         2.2. SUBLICENSING. Licensee shall have the right to sublicense the Trademark to one or more Unaffiliated Persons with respect to any Sublicensed Products it determines to sublicense, either exclusively or non-exclusively and whether or not such

Sublicensed Products fall within a category of products covered by any extant registration or application for registration of the Trademark granted by or filed with any filing jurisdiction within the Territory. Each sublicense granted hereunder shall be terminable upon the expiration or termination of this Agreement.

                                       III

                                    ROYALTIES

         3.1. PERCENTAGE ROYALTIES. In consideration of Licensor's grant to Licensee of the right and license to use the Trademark in connection with the manufacture, sale, distribution and promotion of Subject Products in accordance with Section 2.1 of this Agreement, Licensee shall pay the Percentage Royalty to Licensor.

         3.2. SHARED ROYALTIES. In consideration of Licensor's grant to Licensee of the right to sublicense the right to use the Trademark to Unaffiliated Persons in connection with the manufacture, sale, distribution and promotion of Sublicensed Products, Licensee shall pay to Licensor one-half of all Shared Royalties collected by Licensee from sublicensees of the Trademark pursuant to sublicenses of the Trademark granted by Licensee.

         3.3. PAYMENT OF ROYALTIES. Royalties shall be paid by Licensee to Licensor once every three months, on or before January 1, April 1, July 1 and October 1, of each year with regard to the Revenues and Shared Royalties collected during the immediately preceding three-month period ended on a November 30, February

28/29, May 31 or August 31, respectively; provided, however, that a failure of Licensee to have paid Royalties substantially in full by the due dates therefor, as provided herein, shall not be deemed to be a breach of this Agreement so long as such Royalties shall have been paid not later than 45 days following receipt by Licensee of written notice from Licensor to the effect that such Royalties have not been paid when due and Licensor proposes to declare that a default under this Agreement has occurred if such Royalties are not paid within such 45-day grace period.

                                       IV

                              ACCOUNTING STANDARDS

         4.1. BOOKS AND RECORDS. All computations relating to the determination of the amount of Royalties due and payable pursuant to this Agreement shall be made in accordance with generally accepted accounting principles. Licensee shall permit Licensor or its duly authorized representatives, at Licensor's expense, full access to all records and documents relating to the computation of Royalties due hereunder at mutually convenient times during Licensee's usual business hours for inspection purposes, except that in the event that any inspection by or on behalf of Licensor reveals that the amount paid to it is less by at least 5% than the amount due hereunder, the cost of such inspection shall be payable by Licensee without prejudice to other claims by Licensor and the Royalties payable by Licensee to Licensor.

                                        V

                               QUALITY OF PRODUCTS

         5.1. QUALITY STANDARD. In order to maintain the good reputation of the Trademark, Licensee shall maintain a high standard of quality for Subject Products and shall require each of its sublicensees to maintain a high standard of quality for Sublicensed Products, which standard of quality shall not be lower than the level required by Licensor and shall be comparable to the quality of similar apparel theretofore manufactured and sold by Licensee under the Trademark, in order to maintain the good reputation of the Trademark.

         5.2. APPROVAL AND DISAPPROVAL. Within 15 days after receipt thereof, Licensor shall give the Company prompt written notice of Licensor's determination whether to grant any approval requested by Licensee. If Licensor shall fail to deliver written notice of such approval or disapproval within ten days after written notice to it from the Company calling attention to the failure of Licensor to have given notice of such approval or disapproval within said 15-day period, the requested approval shall be deemed to have been given.

                                       IV

                                 SALES PROMOTION

         6.1. PROMOTIONAL POLICIES. Licensee shall exercise throughout the term of this Agreement its best efforts to promote and advertise the Subject Products in the Territory.

                                       VII

                                   TRADEMARKS

         7.1. REGISTRATION IN TRADEMARK. Licensor hereby represents to Licensee that Licensee has applied and/or is applying for the registered ownership of the Trademark in various jurisdictions within the Territory. Licensor shall be responsible for the maintenance of the validity of the Trademark at its own expense for the effective terms of this Agreement.

         7.2. POLICING AND DEFENDING TRADEMARK. Licensee shall be responsible, at its expense, for policing the use or misuse of the Trademark and for defending the Trademark against infringement in the Territory; provided however, that if Licensee fails to take any action contemplated hereby, Licensor shall be permitted to take such action and, in any such case, shall be entitled to be reimbursed by Licensee for the cost thereof, including reasonable attorney's fees.

                                      VIII

                              TERM AND TERMINATION

         8.1. TERM. This Agreement shall become effective as of the date of execution hereof and shall continue in full force and effect thereafter until May 31, 2013, following which date Licensee shall have two five-year renewal options, exercisable upon written notice given by the Company to Licensor not later than six months prior to the then applicable expiration date so long as Licensee is then in full compliance with the terms hereof.

         8.2. TERMINATION FOR CAUSE. Either party has the right to terminate this Agreement for cause in the event that the other party breaches, or fails to comply with, any covenant or term of this Agreement in a material respect. A termination pursuant to the prior paragraph may be effected by the terminating party in the event of the failure of the party in breach to rectify or cure such breach within 45 days of the receipt by the breaching party of written notice from the other party identifying the breach. Any such right of termination shall be in addition to any rights or remedies available to the terminating party at law or in equity.

         8.3. CESSATION OF MANUFACTURING. Following the expiration of this Agreement pursuant to Section 8.1 hereof, or upon the earlier termination pursuant to Sections 8.2 hereof, Licensee shall not manufacture any additional products bearing the Trademark, but may continue to manufacture the semi-finished products bearing the Trademark at that time into the finished products bearing the Trademark. Licensee shall submit to Licensor a list of inventory of all products bearing the Trademark (both finished and semi-finished) then in the possession of Licensee. Licensee shall be permitted to sell any remaining inventory of such products during the six months following the termination or expiration of this Agreement. Following the expiration or termination hereof, Licensor's share of Shared Royalties shall be paid on or before the same dates provided herein for the payment of Royalties during the term hereof.

         8.4. SALES AFTER TERMINATION. Licensee may use the Trademark on promotional items, advertising materials and samples in connection with the sale of the Subject Products as contemplated in this Article and for any other uses thereof reasonably intended to promote such sales, during the period of six months provided for in Section 8.3 hereof, in which Licensee is permitted to continue to sell the Subject Products following the expiration or termination of this Agreement.

                                       XII

                                  MISCELLANEOUS

         9.1. SURVIVING PROVISIONS. Upon the expiration or termination of this Agreement, those provisions hereof which by their terms are not clearly intended to expire upon such expiration or termination or at a specified time thereafter, shall survive such expiration or termination or lapse of such specified time.

         9.2. NON-AGENCY. Nothing in this Agreement shall be construed to constitute either party the agent of the other or to constitute the parties as members of a joint venture of partners, nor shall any similar relationship be deemed to exist between them.

         9.3. SEVERABILITY. In the event that any provision of this Agreement shall be judicially held to be invalid or unenforceable, or if the scope of any such provision shall be held to be overly broad in scope or term, such holding shall not invalidate or render unenforceable any other provision hereof or such provision in any other circumstances or jurisdiction.

         9.4. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties hereto, whether written or oral, in connection therewith. No modification of any of the terms and conditions of this Agreement shall be valid unless contained in a written instrument signed by both parties hereto.

         9.5. NONASSIGNABILITY. This Agreement and any rights, privileges or obligations hereunder may not be assigned by either party hereto without the prior written consent of the other party.

         9.6. CONFIDENTIALITY. For the effective period of this Agreement, each of the parties hereto agrees not to disclose to any other party nor to use for any purpose other than for implementation of this Agreement the confidential information received by it from the other party hereto under this Agreement; provided, however that this Article shall not prohibit disclosure by a party to this Agreement of information which (i) generally becomes available to the public other than as a result of disclosure by such party, (ii) was within the possession of such party prior to being furnished to it by the other party to this Agreement, or (iii) becomes available to such party on a non-confidential basis from a source independent of such other party.

         9.7. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed duly given (i) upon mailing a confirmation by first class mail, postage prepaid, of a facsimile transmission, (ii) when sent by overnight delivery by courier, or

(iii) when mailed by registered or certified mail return receipt requested and postage prepaid:

                  (a) if to Licensee or the Company, addressed to:

                           The Nahdree Group, Ltd.
                           530 Seventh Avenue
                           New York, New York 10018

                           Attention: Ms. Sue Kim

                  (b) if to Licensor, addressed to:

                           NNCS, Inc.
                           Timberline
                           Alpine, New Jersey 07620

                           Attention: Mr. H.J. Han

                  with a copy to:

                           Ballon Stoll Bader & Nadler, P.C.
                           1450 Broadway
                           New York, New York 10002

                           Attention: Howard D. Bader, Esq.

or to such other address as either party hereto shall designate in writing to the other party.

         9.8. WAIVER. A waiver by either party hereto of any particular default or breach by the other party shall not affect or prejudice the rights of the aggrieved party with respect to any other default or breach whether of the same or different nature.

         9.9. ASSURANCES. Each of the parties hereto shall do such further acts and things, including executing appropriate documents, as may reasonably be requested by the other party to carry out the intent of this Agreement.

         9.10. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of Licensor and the Licensee and their respective successors and permitted assigns.

         9.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

         9.12. ARBITRATION. In the event that there is a dispute arising out of or relating to this Agreement, then at the request of any party hereto made to the other parties in writing, such disagreement shall be resolved by arbitration in the Borough of Manhattan, New York, New York, in accordance with the governing rules of the American Arbitration Association, before a single, neutral arbitrator chosen pursuant to such rules. Judgment upon the award rendered may be entered by any State or Federal court located in said Borough, and each of the parties hereto hereby consents to the jurisdiction of such Court and that process, notice of motion, or other application of the Court, or a judge thereof, or any notice in connection with the proceedings provided for herein, may be served within or without the State of New York in accordance with provisions herein for the serving of notice.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its respective name and under its respective corporate seal by one of its officers thereunto duly authorized, as of the day and year set forth above.

                                       THE NAHDREE GROUP, LTD.


                                       By /s/ Sue Kim
                                          --------------------------------------
                                              Sue Kim
                                              Chief Operating Officer

                                       NNCS, INC.


                                       By /s/ Hong J. Han
                                          --------------------------------------
                                              Hong J. Han, President